Exhibit 99.1

Sovran Self Storage, Inc. Announces Updated Financial Guidance for Fiscal 2009

BUFFALO, N.Y.--(BUSINESS WIRE)--October 5, 2009--Sovran Self Storage, Inc. (the "Company"), (NYSE: SSS), today announced updated financial guidance for fiscal year 2009 as a result of its recent common stock public offering. On September 29, 2009, the Company announced that it agreed to sell 3,500,000 shares of its common stock in an underwritten public offering. The Company also granted the underwriters an option to purchase 525,000 additional shares to cover overallotment. The underwriters exercised the option in full on October 2, 2009. On October 5, 2009, the Company closed its public offering totaling 4,025,000 shares of common stock, resulting in net proceeds to the Company of approximately $114.4 million, excluding offering expenses.

On August 5, 2009, the Company issued guidance relating to its expected funds from operations (“FFO”), and estimated that FFO for the full year 2009 would be between $2.70 and $2.74 per fully diluted share.

In connection with the closing of the offering and contemplated use of proceeds, the Company hereby updates its guidance based solely on the following items:

  The Company’s recent public offering of 4,025,000 shares of its common stock.
  Anticipated repayment of $100 million in bank term notes (at an average rate of 6.60%) that mature in 2012.
  Expensing of unamortized financing costs of approximately $0.64 million associated with the anticipated bank term notes repayment.
  Payment of approximately $8.5 million to cancel the interest rate swap contracts associated with the $100 million of bank term notes expected to be repaid.

The impact of the above transactions on the Company’s 4th quarter and full year 2009 guidance is an expected one-time $0.34 per share reduction in funds from operations.

In addition, the Company’s FFO per share is expected to incur a dilutive impact of $0.02 to $0.03 cents per share as a result of the increased issuance of shares offset only partly by a decrease in interest savings resulting from the debt repayment. Should the Company regain its investment grade credit rating in the early part of the 4th quarter, the benefit of the resulting reduced interest costs would mitigate the effect of this dilution. There can be no assurance that an improvement to the Company’s credit rating will occur.

As a result of the aforementioned one-time charges and the dilutive impact of the offering, the Company estimates that it’s FFO for the 4th quarter of 2009 will be between $0.26 and $0.28 per fully diluted share, and between $2.33 and $2.37 per fully diluted share for the full year 2009.

Supplemental Reporting Measures

The Company believes that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, the Company believes FFO is a useful supplemental measure in evaluating operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand its performance, FFO should be compared with reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

Computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of liquidity, or as an indicator of ability to make cash distributions.

ABOUT THE COMPANY:

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT whose business is acquiring, developing and managing self-storage facilities. The Company owns and/or operates 382 stores under the "Uncle Bob's Self Storage"® trade name in 24 states.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements.

CONTACT:
Sovran Self Storage, Inc.
David Rogers, CFO, 716-633-1850